Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-160363) of Pacific Office Properties Trust of our report dated March 27, 2009, except for the section titled “Restatement for Classification and Measurement of Non-Controlling Interests” included in Note 2, as to which the date is November 23, 2009 relating to the consolidated financial statements of Pacific Office Properties Trust at December 31, 2008 and for the period from March 20, 2008 to December 31, 2008 and the consolidated statements of operations, of equity (members' deficit) and cash flows of Waterfront Partners OP, LLC for the period from January 1, 2008 through March 19, 2008, which appears in this Form 8-K/A.

/s/PricewaterhouseCoopers, LLP

Los Angeles, CA
November 23, 2009